Exhibit 99.1

For Immediate Release	Contact:	Dennis J. Simonis
President & CEO
March 10, 2006	Telephone: (808) 969-8052

ML MACADAMIA ORCHARDS, L.P.

REPORTS 2005 OPERATING RESULTS and 1st QUARTER 2006 DISTRIBUTION

Hilo, Hawaii — ML Macadamia Orchards, L.P. (NYSE: NUT) announced today that for the full year 2005 it recorded net income of $771,000 or $0.10 per Class A unit on total revenues of $17.4 million. The earnings are a substantial improvement over the prior year and result from a larger harvest, improved nut contract prices and lower legal fees. In 2004, the Partnership recorded a net loss of $1.6 million or $0.22 per Class A unit on revenues of $13.7 million. Net cash flow was $2.5 million or $0.33 per Class A Unit in 2005 compared to net cash flow of $466,000 or $0.06 per Class A Unit in 2004. Cash distributions of $0.20 per unit were paid to shareholders in 2005 and 2004.

The company declared a quarterly cash dividend of five cents ($0.05) per Class A Unit at the March 2006 meeting of the Board of Directors of its general partner, ML Resources, Inc. (MLR). The distribution is equal to the previous rate of five cents ($0.05), which was paid in the previous eight quarters and will be paid on May 15, 2006, to the unit holders of record as of Friday, March 31, 2006. This distribution marks the 80th consecutive quarterly dividend, dating back to the inception of the Partnership in 1986.

The Partnership was paid at an average price of $0.555 per pound (WIS at 25% moisture) for macadamia nut production in 2005, compared to an average price of $0.497 received in 2004. The price that the Partnership receives for its nuts is based 50% on the current year processing and marketing results of Mauna Loa and 50% on USDA-reported macadamia nut prices for the two preceding years. Mauna Loa has advised the Partnership that the price paid is “preliminary”, as it has not been subject to review and final audit. It is not known when the final 2005 nut price will be available.

In general, macadamia nut prices hit peak levels in late 2004 and have softened somewhat over the past year. Independent Hawaii growers are receiving between 75 and 85 cents per pound and kernel prices are generally slightly above $5.00 per pound.

Macadamia nut production for 2005 was 21.7 million pounds (wet-in-shell at a 25% moisture), or 2.8 million pounds higher than 2004. The increase results from a larger crop in the Ka’u region due to improved rainfall in developmental stages and a good harvest in the spring of 2005.

For the fourth quarter 2005 the Partnership recorded net income of $654,000 on revenues of $9.1 million compared to a net loss of $576,000 on revenues of $7.6 million for the fourth quarter of 2004. Revenue and net earnings increased for the fourth quarter 2005 compared to the same period in 2004, mainly due to higher production and a favorable nut price adjustment in 2005.

This press release contains forward-looking statements regarding future events and future performance of the Partnership that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These include statements, among others, regarding the Partnership’s future nut price, which are based on certain assumptions and forecasts. The Partnership files documents with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K reports, which contain a description of these and other risks and uncertainties that could cause actual results to differ from current expectations and the forward-looking statements contained in this press release.

ML Macadamia Orchards, L.P. is the world’s largest grower of macadamia nuts, owning or leasing 4,169 acres of orchards on the island of Hawaii.

# # #

ML MACADAMIA ORCHARDS, L.P.

Consolidated Income Statements

Unaudited

(in thousands, except per unit data)

	Three months		Full year
	ended December 31,		ended December 31,
	2005	2004	2005	2004
Macadamia nut sales	$7,220	$5,584	$12,684	$9,414
Contract farming revenue	1,864	1,967	4,694	4,251
Total revenues	9,084	7,551	17,378	13,665
Cost of goods and services sold	7,635	7,694	14,476	13,527
Gross income (loss)	1,449	(143)	2,902	138
General and administrative expenses	640	413	1,595	1,643
Extinguishment of management agreement	—	—	326	—
Operating income (loss)	809	(556)	981	(1,505)
Interest expense	(82)	(60)	(237)	(182)
Interest income	1	4	5	11
Other income	4	31	151	32
Income (loss) before tax	732	(581)	900	(1,644)
Income tax expense	(78)	5	(129)	(5)
Net income (loss)	$654	$(576)	$771	$(1,649)

Net cash flow (as defined in the Partnership Agreement)	$1,827	$914	$2,501	$466

Net income (loss) per Class A Unit	$0.09	$(0.08)	$0.10	$(0.22)

Net cash flow per Class A Unit	$0.24	$0.12	$0.33	$0.06

Cash distributions per Class A Unit	$0.05	$0.05	$0.20	$0.20

Class A Units outstanding	7,500	7,500	7,500	7,500